UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2010

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Glenlake Parkway, Suite 1325, Atlanta, GA 30328

(Address of principal executive offices, including zip code)

(678) 808-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On February 15, 2010, Transcend Services, Inc. (the “Company”), its subsidiary, Medical Dictation Services, Inc., (“MDSI”) and Regions Bank (“Regions”) entered into an Amendment to Loan and Security Agreement and Waiver (the “Amendment”) with respect to the Loan and Security Agreement among the Company, MDSI and Regions dated as of August 31, 2009 (the “Loan Agreement”). The Company and MDSI are both a “Borrower” under the Loan Agreement. The Amendment modified the calculation related to the Borrower’s lease covenant. Specifically, Section 8.2 (d) of the Loan Agreement was amended to read as follows:

“Leases. Borrower shall not, and shall not permit its Subsidiaries to, incur, create, or assume any direct or indirect liability for the payment of rent or otherwise under any lease or rental arrangement (excluding capitalized leases), if immediately thereafter the sum of lease or rental payments to be made by Borrower and its Subsidiaries during any consecutive 12-month period (for such lease or rental arrangement and all other of Borrower’s and its Subsidiaries’ lease and rental arrangements) would exceed $600,000.”

Furthermore, pursuant to the Amendment, the lenders under the credit facility waived the Borrower’s existing default under the Loan Agreement, which was due to the Borrower’s 12-month lease liability exceeding $500,000 at December 31, 2009.

The foregoing summary of the terms of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the copy of the Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Amendment to Loan and Security Agreement and Waiver, dated February 15, 2010, between Transcend Services, Inc., its subsidiary Medical Dictation Services, Inc. and Regions Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: February 19, 2010	/S/ LANCE CORNELL
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)